Exhibit (e)(2)

Appendix A

to Distribution Agreement

(Legg Mason Global Asset Management Trust)

BrandywineGLOBAL – International Opportunities Bond Fund (formerly known as Legg Mason BW International Opportunities Bond Fund)	November 13, 2009

QS Strategic Real Return Fund	February 26, 2010

BrandywineGLOBAL – Diversified US Large Cap Value Fund (formerly known as Legg Mason BW Diversified Large Cap Value Fund)	August 20, 2010

BrandywineGLOBAL – Global Unconstrained Bond Fund (formerly known as Legg Mason BW Absolute Return Opportunities Fund)	February 25, 2011

BrandywineGLOBAL – Global High Yield Fund (formerly known as Legg Mason BW Global High Yield Fund)	July 6, 2012

BrandywineGLOBAL – Alternative Credit Fund (formerly known as Legg Mason BW Alternative Credit Fund)	November 27, 2013

BrandywineGLOBAL – Dynamic US Large Cap Value Fund (formerly known as Legg Mason BW Dynamic Large Cap Value Fund)	October 31, 2014

Martin Currie Emerging Markets Fund	May 26, 2015

Martin Currie International Unconstrained Equity Fund	November 5, 2015

QS Global Market Neutral Fund	November 5, 2015

RARE Global Infrastructure Value Fund	March 28, 2016

BrandywineGLOBAL – Global Flexible Income Fund (formerly known as Legg Mason BW Global Flexible Income Fund)	May 24, 2016

Martin Currie SMASh Series EM Fund	January 2, 2018